Exhibit 99.1

CONTACTS:
Richard Leland	Karen Denning
Investor Relations	Media Relations
561-438-3796	630-438-7445
Richard.Leland@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces First Quarter 2017 Results

Q1 2017 GAAP EPS from Continuing Operations of $0.14 versus $0.11 in Q1 2016

Announces Sale Agreements for Businesses in Australia, New Zealand and South Korea

Boca Raton, Fla., May 9, 2017 — Office Depot, Inc. (“Office Depot,” or the “company”) (NASDAQ: ODP), a leading provider of office products, services, and solutions, today announced results for the first quarter ended April 1, 2017.

“I am very pleased that we continued our positive momentum into the new year and delivered a strong earnings performance in the first quarter,” said Gerry Smith, chief executive officer of Office Depot. “The company completed its sale of South Korea in late April and also entered into a favorable agreement to sell the operations located in Australia and New Zealand. Going forward, our focus is on executing against our strategic initiatives to grow the North American business.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the first quarter of 2017 were $2.7 billion compared to $2.9 billion in the first quarter of 2016, a decrease of 7%.

In the first quarter of 2017, Office Depot reported operating income of $127 million and net income of $116 million, or $0.22 per share. Net income from continuing operations was $74 million, or $0.14 per share.

In the first quarter of 2016, the company reported operating income of $85 million and net income of $46 million, or $0.08 per share. Net income from continuing operations was $62 million, or $0.11 per share.

Adjusted (non-GAAP) Results (1)

Adjusted operating income for the first quarter of 2017 was $151 million compared to an adjusted operating income of $124 million in the first quarter of 2016. Adjusted net income from continuing operations for the first quarter of 2017 was $88 million, or $0.16 per share, compared to adjusted net income from continuing operations of $69 million, or $0.12 per share, in the first quarter of 2016.

•	Adjusted operating income for the first quarter of 2017 excludes charges and credits totaling $24 million, which were comprised of $10 million in expenses related to the Office Depot/OfficeMax merger, $10 million in restructuring charges and $4 million in executive transition costs.

•	Adjusted net income from continuing operations in the first quarter of 2017 excludes the after-tax impact of these items.

Consolidated (in millions, except per share amounts)	1Q17	1Q16
Selected GAAP measures:
Sales	$2,676	$2,876
Sales decline from prior year period	(7)%
Gross profit	$675	$715
Gross profit margin	25.2%	24.9%
Operating income	$127	$85
Net income from continuing operations	$74	$62
Discontinued operations, net of tax	$42	$(16)
Net income	$116	$46
Earnings per share (continuing operations)	$0.14	$0.11
Earnings (loss) per share (discontinued operations)	$0.08	$(0.03)
Net earnings per share (most dilutive)	$0.22	$0.08
Selected Non-GAAP measures:(1)
Adjusted sales decline from prior year period excluding impact from U.S. retail store closures and foreign currency translation	(4)%
Adjusted operating income	$151	$124
Adjusted operating income margin	5.6%	4.3%
Adjusted net income from continuing operations	$88	$69
Adjusted net earnings per share continuing operations (most dilutive)	$0.16	$0.12

(1)	Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of our core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition, asset impairments and executive transition costs. Additionally, the adjusted year-over-year rate of sales decline for the consolidated company excludes sales attributable to U.S. retail store closures and the impact from foreign currency translation. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on our Investor Relations website at investor.officedepot.com.

First Quarter Division Results

North American Retail Division

Retail Division sales were $1.4 billion in the first quarter of 2017 compared to $1.5 billion in the prior year period. The decline in sales was due to the impact of planned store closures over the past twelve months and a 5% decline in comparable store sales in the quarter versus the prior year due primarily to lower store traffic.

North American Retail (in millions)	1Q17	1Q16
Sales	$1,358	$1,506
Comparable store sales change from prior year	(5)%
Division operating income	$112	$102
Division operating income margin	8.2%	6.8%

Retail Division operating income was $112 million, or 8.2% of sales, in the first quarter of 2017, compared to $102 million, or 6.8% of sales, in the first quarter of 2016. Both operating income and margins for the quarter increased versus the prior year, despite lower sales, due primarily to cost savings and efficiencies realized from the company’s store closure program and Comprehensive Business Review. The improvement was driven by an increase in gross margin rate and a decrease in selling, general and administrative expenses including payroll and advertising that more than offset the negative flow-through impact of lower sales.

During the first quarter the company closed 2 stores and ended the quarter with a total of 1,439 retail stores in the North American Retail Division.

North American Business Solutions Division

Business Solutions Division sales were $1.3 billion in the first quarter of 2017, a decline of 4% in constant currency compared to the first quarter of 2016. The sales decline was driven by the Contract channel as sales in the Direct channel were approximately flat compared to the prior year period. The sales decline in the Contract channel was primarily due to customer attrition during the period of business disruption related to the prolonged acquisition attempt in 2016. In the Direct channel, online sales increased but were offset by the ongoing reduction in catalog sales through our call centers, as well as increased utilization from the company’s buy online-pick up in store program, whereby sales are reported in the North American Retail Division.

Business Solutions (in millions)	1Q17	1Q16
Sales	$1,315	$1,368
Sales decline from prior year (in constant currency)	(4)%
Division operating income	$58	$46
Division operating income margin	4.4%	3.4%

Business Solutions Division operating income was $58 million, or 4.4% of sales, in the first quarter of 2017 compared to $46 million, or 3.4% of sales, in the first quarter of 2016. The increase in both operating income and margin was primarily driven by cost savings and efficiencies including lower selling, general and administrative expenses, which, coupled with a flat gross margin rate, more than offset the negative flow-through impact of lower sales.

Sale of Australia, New Zealand and South Korea Businesses

As recently announced, Office Depot reached an agreement to sell its business in Australia and New Zealand, which is expected to close within the next few months upon conclusion of the regulatory review. The company also announced on April 26, 2017 the completed sale of its business in South Korea. The company’s international business located in mainland China continues to be actively marketed for sale.

The company’s sourcing and trading operations in Asia, which management plans to retain, contributed $3 million in sales and an operating loss of $1 million in the first quarter of 2017. These results are reported as an “Other” segment outside of the North American segments.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the company’s operating divisions. Unallocated expenses decreased to $22 million in the first quarter of 2017 compared to $24 million in the first quarter of 2016.

Balance Sheet and Cash Flow

As of April 1, 2017, Office Depot had $0.7 billion in cash and cash equivalents and approximately $1.0 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $1.7 billion. Total debt was $381 million, excluding $792 million of non-recourse debt related to the credit-enhanced timber installment notes.

For the first quarter of 2017, cash provided by operating activities of continuing operations was $88 million, including the impact of $19 million in OfficeMax merger–related costs and $19 million in restructuring costs. Capital expenditures were $30 million in the first quarter of 2017, $7 million of which were related to the merger integration.

During the first quarter, the company paid a quarterly cash dividend of $0.025 per share on March 15, 2017 for approximately $13 million.

Office Depot repurchased approximately 2 million shares at a total cost of $10 million in the first quarter of 2017. Since the share repurchase program began in May 2016, Office Depot has repurchased approximately 39 million shares at a total cost of $142 million, with $108 million remaining available for repurchase under the current $250 million buyback authorization.

Outlook (2)

Office Depot continues to expect total company sales in 2017 to be lower than 2016, primarily due to the impact of planned store closures, prior year contract customer losses, continued challenging market conditions and returning to a 52 week fiscal year. However, the company expects the rate of sales decline to improve throughout 2017 based on improvements in customer retention, implementation of new customer wins and continued growth in the contract channel sales pipeline.

The company expects to be substantially complete with the OfficeMax integration and realize the majority of the remaining synergy benefits by the end of 2017. Merger integration expenses are estimated to total approximately $45 million in 2017 with approximately $25 million in capital expenditures.

Office Depot announced a number of cost saving programs in 2016 and expects to deliver over $250 million in annual benefits by the end of 2018. About half of these benefits are anticipated to be realized in 2017. In addition, the company estimates it will incur up to approximately $125 million in costs to implement the cost saving programs. With more than one-third of these costs already incurred in 2016, the company anticipates the majority of the remaining costs to be incurred in 2017.

The company continues to expect adjusted operating income of approximately $500 million in fiscal 2017, including funding a number of strategic initiatives to grow the business throughout the year. The 2017 target is a comparable year-over-year increase of about 10%, excluding the $15 million estimated 53rd week operating income benefit realized in 2016.

In 2017, capital expenditures are expected to be approximately $200 million including investments to support the company’s critical priorities and the Store of the Future test format. Depreciation and amortization is expected to be approximately $150 million in 2017.

Office Depot anticipates free cash flow(3) from continuing operations to be more than $300 million in 2017.

The company anticipates an estimated cash tax rate of 15% as the company continues to utilize available tax operating loss carry forwards and credits and expects a non-GAAP effective tax rate of approximately 41% in fiscal 2017, dependent on the mix and timing of income.

(2)	The company’s outlook for 2017 included in this release, includes expected adjusted operating income, a non-GAAP number, which excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, executive transition costs, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.
(3)	Free cash flow is defined as net cash provided by operating activities less capital expenditures.

About Office Depot, Inc.

Office Depot, Inc. is a leading provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

The company had 2016 annual sales of approximately $11 billion, employed approximately 38,000 associates, and served consumers and businesses in North America and abroad with approximately 1,400 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – with a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax and Grand & Toy. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and Highmark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP.”

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. ©2017 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, impacts and risks related to the termination of the Staples acquisition, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the termination of the Staples Merger Agreement; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from the disposition of the European and other international operations; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers or terms with the company’s suppliers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws, tariffs and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	April 1, 2017	March 26, 2016
Sales	$2,676	$2,876
Cost of goods sold and occupancy costs	2,001	2,161

Gross profit	675	715
Selling, general and administrative expenses	528	591
Merger, restructuring, and other operating expenses, net	20	39

Operating income	127	85
Other income (expense):
Interest income	6	6
Interest expense	(13)	(22)
Other income, net	1	—

Income from continuing operations before income taxes	121	69
Income tax expense	47	7

Net income from continuing operations	74	62
Discontinued operations, net of tax	42	(16)

Net income	$116	$46

Basic earnings (loss) per share
Continuing operations	$0.14	$0.11
Discontinued operations	0.08	(0.03)

Net earnings per share	$0.22	$0.08

Diluted earnings (loss) per share
Continuing operations	$0.14	$0.11
Discontinued operations	0.08	(0.03)

Net diluted earnings per share	$0.22	$0.08

Dividends per common share	$0.025	$—

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	April 1, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$744	$763
Receivables, net	688	687
Inventories	1,179	1,279
Prepaid expenses and other current assets	130	102
Current assets of discontinued operations	183	142

Total current assets	2,924	2,973
Property and equipment, net	586	601
Goodwill	363	363
Other intangible assets, net	32	33
Timber notes receivable	879	885
Deferred income taxes	432	466
Other assets	219	219

Total assets	$5,435	$5,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$835	$893
Accrued expenses and other current liabilities	888	1,002
Income taxes payable	3	3
Short-term borrowings and current maturities of long-term debt	28	29
Current liabilities of discontinued operations	92	104

Total current liabilities	1,846	2,031
Deferred income taxes and other long-term liabilities	351	361
Pension and postretirement obligations, net	139	140
Long-term debt, net of current maturities	353	358
Non-recourse debt	792	798

Total liabilities	3,481	3,688

Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued shares — 561,635,744 at April 1, 2017 and 557,892,568 at December 31, 2016	6	6
Additional paid-in capital	2,609	2,618
Accumulated other comprehensive loss	(123)	(129)
Accumulated deficit	(338)	(453)
Treasury stock, at cost — 44,995,746 shares at April 1, 2017 and 42,802,998 shares at December 31, 2016	(200)	(190)

Total stockholders’ equity	1,954	1,852

Total liabilities and stockholders’ equity	$5,435	$5,540

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	April 1, 2017	March 26, 2016
Cash flows from operating activities of continuing operations:
Net income	$116	$46
Income (loss) from discontinued operations, net of tax	42	(16)

Net income from continuing operations	74	62
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	40	48
Charges for losses on inventories and receivables	18	16
Deferred income taxes	35	—
Changes in working capital and other	(79)	(193)

Net cash provided by (used in) operating activities of continuing operations	88	(67)

Cash flows from investing activities of continuing operations:
Capital expenditures	(30)	(24)
Proceeds from disposition of assets and other	8	1

Net cash used in investing activities of continuing operations	(22)	(23)

Cash flows from financing activities of continuing operations:
Net payments on long and short-term borrowings	(6)	(26)
Cash dividends on common stock	(13)	—
Share purchase for taxes on employee-related plans	(9)	—
Repurchase of common stock for treasury	(10)	—

Net cash used in financing activities of continuing operations	(38)	(26)

Cash flows from discontinued operations:
Operating activities of discontinued operations	14	(72)
Investing activities of discontinued operations	(49)	(2)
Financing activities of discontinued operations	—	—

Net cash provided by (used in) discontinued operations	(35)	(74)
Effect of exchange rate changes on cash and cash equivalents	2	—
Net decrease in cash and cash equivalents	(5)	(190)
Cash and cash equivalents at beginning of period	807	1,069

Cash and cash equivalents at end of period—total	802	879
Cash and cash equivalents of discontinued operations	(58)	(129)

Cash and cash equivalents at end of the period – continued operations	$744	$750

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The Company’s outlook for 2017 adjusted operating income excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent operating income outlook for 2017.

(In millions, except per share amounts)

Q1 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$528	19.7%	$4	$524	19.6%
Merger, restructuring, and other operating expenses, net	$20	0.7%	$20	$—	—%
Operating income (loss)	$127	4.7%	$(24)	$151	5.6%
Income tax expense (benefit)	$47	1.8%	$(10)	$57	2.1%
Net income (loss) from continuing operations	$74	2.8%	$(14)	$88	3.3%
Earnings (loss) per share (most dilutive)	$0.14		$(0.03)	$0.16

Q1 2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$591	20.5%	$—	$591	20.5%
Merger, restructuring, and other operating expenses, net	$39	1.4%	$39	$—	—%
Operating income (loss)	$85	3.0%	$(39)	$124	4.3%
Income tax expense (benefit)	$7	0.2%	$(32)	$39	1.4%
Net income (loss) from continuing operations	$62	2.2%	$(7)	$69	2.4%
Earnings (loss) per share (most dilutive)	$0.11		$(0.01)	$0.12

Note: The company released a majority of its deferred tax asset valuation allowances in the U.S. for GAAP purposes in the third quarter of 2016. The non-GAAP tax calculation removed the U.S. valuation allowances beginning in 2015 because of cumulative income on a non-GAAP basis. Additionally, the 2016 GAAP tax rate reflects impacts of the Staples merger costs; such impacts are excluded for the non-GAAP tax rate.

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (continued)

Sales Decline Reconciliation:	13 Weeks Ended April 1, 2017
Reported (GAAP) sales decline	(7)%
Add: Sales impact of foreign currency translation	0%
Add: Sales impact associated with U.S. store closures	3%

Adjusted sales decline (excluding impact from foreign currency translation and U.S. retail store closures)	(4)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

Q1 2017
North American Retail (NAR):
Stores opened	—
Stores closed	2
Total NAR (U.S.) stores	1,439
Total NAR square footage (in millions)	32.4
Average square footage per store (in thousands)	22.5